Exhibit 99.1

NEWS RELEASE for June 18, 2004

Contact:	Jill Bertotti (Investors)	David C. Mercer
	Len Hall (Media)	Chief Executive Officer
	Allen & Caron Inc	Interpore Cross International
	949-474-4300	949-453-3200
jill@allencaron.com
len@allencaron.com

INTERPORE CROSS INTERNATIONAL STOCKHOLDERS APPROVE

ACQUISITION BY BIOMET, INC.

IRVINE, CA (June 18, 2004) – Interpore Cross International, Inc. (Nasdaq NM:BONZ) today announced that its stockholders approved the proposed merger with Biomet, Inc. (Nasdaq: BMET) at its special meeting of stockholders held June 18, 2004.

Under the terms of the merger agreement first announced on March 8, 2004, Interpore Cross International stockholders will receive $14.50 in cash in exchange for each share of common stock they own, representing a total equity value of approximately $280 million. The transaction closed immediately following stockholder approval.

David Mercer, Interpore Cross’ CEO stated “We’re pleased the transaction is complete and we can now focus on the integration plan with Biomet. Our employees are excited about being part of the Biomet world class orthopaedic team.”

About Biomet, Inc.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

About Interpore Cross International

Interpore is focused on providing innovative products for spinal surgery. Its three major product groups: spinal implant products; orthobiologic products; and minimally invasive surgery products, are sold around the world. These products are used by orthopedic surgeons and neurosurgeons in a wide range of applications.

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